United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.__)

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SYNALLOY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060

NOTICE OF ANNUAL MEETING
May 5, 2016

TO THE SHAREHOLDERS OF SYNALLOY CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Synalloy Corporation, a Delaware corporation (the "Company"), will be held at the Richmond Marriott Short Pump, Innsbrook Room, 4240 Dominion Boulevard, Richmond, VA 23060, at 10:00 a.m. local time on Thursday, May 5, 2016. The following important matters will be presented for your consideration.

1.
Election of eight nominees listed in the Proxy Statement to the Company's Board of Directors to hold office until the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay);
3.	Ratification of the Audit Committee's selection of KPMG, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
4.	Transaction of such other business as may properly be brought before the meeting and any adjournment or adjournments thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Only shareholders of record at the close of business on March 7, 2016 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors
Cheryl C. Carter
Secretary

Richmond, Virginia
April 8, 2016
Important: You are cordially invited to attend the meeting, but whether or not you plan to attend, PLEASE VOTE YOUR PROXY promptly by Internet, phone or mail as set forth on the proxy card. If you are a shareholder of record and attend the meeting, you may either use your proxy, or withdraw your proxy and vote in person.
The 2015 Annual Report on Form 10-K is furnished herewith.

SYNALLOY CORPORATION
2015 Proxy Statement

SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 5, 2016
The 2015 Annual Report to Shareholders, including our 2015 Form 10-K, is being made available to shareholders together with these proxy materials on or about April 8, 2016.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING
When and where will the Annual Meeting be held?
The Annual Meeting of Shareholders of Synalloy Corporation (the "Company") will be held at the Richmond Marriott Short Pump, Innsbrook Room, 4240 Dominion Boulevard, Richmond, Virginia 23060, at 10:00 a.m. local time on Thursday, May 5, 2016. For directions to the meeting site, please go to http://investor.synalloy.com/events.cfm.
Who is soliciting my proxy?
Our Board is soliciting your proxy to vote on all matters scheduled to come before the 2016 Annual Meeting of Shareholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the Internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed.
On what matters will I be voting? How does the Board recommend that I cast my vote?
At the Annual Meeting, you will be asked to: elect the eight director nominees listed in this Proxy Statement; approve, on an advisory basis, the compensation of our named executive officers; and ratify the appointment of our independent registered public accounting firm.
Our Board unanimously recommends that you vote:
FOR all eight of the director nominees listed in this Proxy Statement;
FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
FOR the ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
How many votes may I cast?
You may cast one vote for every share of our Common Stock that you owned on March 7, 2016, the record date, except you have the right to cumulate your votes in regards to the election of directors. For more information, see "What is Cumulative Voting?" below.
What is cumulative voting?
You have the right to cumulate your votes either (1) by giving to one candidate as many votes as equal the number of shares owned by you multiplied by the number of directors to be elected, or (2) by distributing your votes on the same principle among any number of candidates.
How many shares are eligible to be voted?
On March 7, 2016, the record date, the Company had 8,641,870 shares of Common Stock outstanding and eligible to be voted at the Annual Meeting (excluding 1,658,130 shares held in treasury).
How many shares must be present to hold the Annual Meeting?
Under Delaware law and our Bylaws, the presence in person or by proxy of a majority of the issued and outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our Common Stock and you do not instruct your bank, broker, or other holder of record how to vote your shares (so-called "broker non-votes") on any of the proposals, your shares may still counted as present at the Annual Meeting for purposes of determining whether a quorum exists since your bank, broker or other holder of record has discretionary authority to vote on Proposal 3. In addition, shares held by shareholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting his shares on any of the proposals.
If a quorum is present at the Annual Meeting, with respect to Proposal 1 - "Election of Directors," directors will be elected by a plurality of the votes cast by shares present in person or by proxy and entitled to vote at the meeting. "Plurality" means that, if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors would be elected, whether or not they received a majority of votes cast. Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of election of directors.
Who pays for soliciting proxies?
We pay all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies personally or by telephone, other electronic means or mail and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Banks, brokers or other holders of record will be requested to forward proxy soliciting material to the beneficial owners, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.
How do I vote?
Shareholders of Record
Shareholders of record can vote in person at the Annual Meeting or by proxy. Shareholders of record may also vote their proxy by mail or by Internet following the instructions on the proxy card.
Beneficial Shareholders
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the nominee that you must follow in order for your shares to be voted. Your broker is not permitted to vote your shares on the election of directors or the advisory vote on the compensation of our named executive officers unless you provide voting instructions, but does have discretionary authority to vote your shares on ratification of the appointment of KPMG, LLP. Therefore, if your shares are held in the name of a broker, to be sure your shares are voted, please instruct your broker as to how you wish it to vote. If your shares are not registered in your own name and you wish to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote. You may vote your shares by Internet, by mail or by telephone as further described below.
Participants in the Synalloy Corporation 401(k)/ESOP Plan
If you are a participant in the Synalloy Corporation 401(k) Plan/Employee Stock Ownership Plan (the "401(k)/ESOP Plan") and you own shares of our Common Stock through the 401(k)/ESOP Plan, the proxy card sent to you will also serve as your voting instruction card to the 401(k)/ESOP Plan trustee, who actually votes the shares of our Common Stock that you own through the 401(k)/ESOP Plan. If you do not provide voting instructions for these shares to the trustee by 5:00 p.m., local time, April 28, 2016 (the "plan cut-off date"), as directed by the terms of the 401(k)/ESOP Plan, the Company, in its capacity as the 401(k)/ESOP Plan administrator, will instruct the trustee to vote those 401(k)/ESOP Plan shares "FOR" all the director nominees named in this Proxy Statement and "FOR" all other proposals.
Voting Methods
You can vote your proxy by any of the methods below:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date or the plan cut-off date for 401(k)/ESOP Plan participants. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the meeting date or the plan cut-off date for 401(k)/ESOP Plan participants. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Only the latest dated proxy received from you, whether submitted by Internet, mail or telephone, will be voted at the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card. You may also vote in person at the Annual Meeting.
What happens if I don’t vote for a proposal? What is a broker non-vote?
If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and you return an executed proxy card but make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our Board, as provided above. If any other matters properly come before the Annual Meeting, the persons named as proxies by the Board of Directors will vote upon such matters according to their judgment.
If you hold your shares through a bank, broker or other nominee, and you return a broker voting instruction card but do not indicate how you want your broker to vote, your broker has discretionary authority to vote on Proposal 3, but a broker non-vote will occur as to Proposals 1 and 2. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares. Brokers do not have discretionary voting power to vote on Proposals 1 and 2.
Can I revoke or change my vote after I deliver my proxy?
Yes. You can revoke your proxy at any time before it is voted by providing notice in writing to our Corporate Secretary at 4510 Cox Road, Suite 201, Richmond, VA 23060; by delivering a valid proxy bearing a later date to the Company’s offices at 4510 Cox Road, Suite 201, Richmond, VA 23060, prior to the meeting; or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Shareholders who hold their shares in street name with a broker or other nominee may change or revoke their proxy instructions by submitting new voting instructions to the broker or other nominee.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers and other holders of record are "householding" our proxy statements and annual reports for their customers. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please call us at 864-585-3605, or send your request in writing to the following address: Corporate Secretary of Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060. If you are still receiving multiple reports and proxy statements for shareholders who share an address and would prefer to receive a single copy of the annual report and proxy statement in the future, please contact us at the above address or telephone number. If you are a beneficial holder, you should contact your bank, broker or other holder of record.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 5, 2016
The Company’s 2015 Annual Report to Shareholders, 2015 Annual Report on Form 10-K and 2016 Proxy Statement are available via the Internet at http://investor.synalloy.com.

ANNUAL REPORT ON FORM 10-K
The Company’s Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission ("SEC"), accompanies this Proxy Statement. Copies of exhibits to the 2015 Annual Report on Form 10-K will be provided upon written request to the Corporate Secretary, Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060, at a charge of $.10 per page. Copies of the 2015 Annual Report on Form 10-K and exhibits may also be downloaded from the SEC’s website at http://www.sec.gov. The 2015 Annual Report on Form 10-K does not form any part of the material for soliciting proxies.
BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT (5%) OF THE COMPANY’S COMMON STOCK
The table below provides certain information regarding persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company’s Common Stock as of December 31, 2015. This information has been obtained from Schedules 13D and 13G, and related amendments, filed with the SEC, and has not been independently verified by the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Markel Corporation 4521 Highwoods Parkway Glen Allen, VA 23060-3382	785,343		9.09
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	563,233	(1)	6.52
Van Den Berg Management, Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	533,424	(2)	6.17
(1) Royce & Associates, LLC is an investment advisor registered with the SEC under the Investment Advisors Act of 1940.
(2) Van Den Berg Management, Inc. is an investment advisor registered with the SEC under the Investment Advisors Act of 1940.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of the Company’s Common Stock as of March 7, 2016 by each director and nominee for director, each current executive officer of the Company for whom compensation information is disclosed under the heading "Discussion of Executive Compensation," and for the directors, nominees for director and executive officers of the Company as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Craig C. Bram	210,571	(1)	3.36%
Murray H. Wright	121,913	(2)	1.95%
James W. Terry, Jr.	22,239	(3)	*
J. Kyle Pennington	26,954	(4)	*
Dennis M. Loughran	17,500		*
Richard D. Sieradzki	16,891	(5)	*
J. Greg Gibson	12,000	(6)	*
Henry L. Guy	9,643	(7)	*
Anthony A. Callander	6,586		*
Amy J. Michtich	6,345		*
Vincent W. White	6,204	(8)	*
Susan S. Gayner	—		*
All Directors, Nominees and Executive Officers as a group (13 persons)	496,761	(9)	7.93%

*Less than 1%
(1) Includes 2,548 shares held in an IRA; 28,763 shares held by his spouse; 3,150 shares allocated under the Company’s 401(k)/ESOP Plan; and 94,074 shares which are subject to currently exercisable options.

(2) Includes indirect ownership of 30,000 shares held by an IRA; 4,830 held by his spouse; 5,630 shares held in a custodial account for a minor child; and, 80,350 shares held in a revocable trust.
(3) Includes 16,000 shares held by an IRA.
(4) Includes 5,675 shares allocated under the Company’s 401(k)/ESOP Plan; and 5,891 shares which are subject to currently exercisable options.
(5) Includes 5,814 shares allocated under the Company’s 401(k)/ESOP Plan; and 5,084 shares which are subject to currently exercisable options.
(6) Includes 1,896 shares held in an IRA; 7,076 shares held under the Company's 401(k)/ESOP; and 1,778 shares which are subject to currently exercisable options.
(7) Includes 539 shares held in custodial accounts for minor children.
(8) Includes 6,204 shares held in a revocable trust.
(9) Includes 31,730 shares allocated under the Company’s 401(k)/ESOP Plan; and 110,057 shares which are subject to currently exercisable options. The beneficial owners have a right to acquire such shares within 60 days of March 7, 2016.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than 15 individuals. Upon recommendation of the Corporate Governance Committee, the Board of Directors has fixed the number of directors constituting the full Board at eight members and recommends that the eight nominees listed in the table which follows be elected as directors to serve for a term of one year until the next Annual Meeting or until their successors are elected and qualified to serve. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.
If cumulative voting is not requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement will vote the proxies received by them "FOR" the election of the eight persons named as directors. If cumulative voting is requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement intend to vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by such proxy agents.

If, at the time of the Annual Meeting of Shareholders, or any adjournment(s) thereof, one or more of the nominees is not available to serve by reason of any unforeseen contingency, the proxy agents intend to vote for such substitute nominee(s) as the Board of Directors recommends, or the Board of Directors will reduce the number of directors.
Vote Required
Directors will be elected by a plurality of the votes cast. Votes that are withheld or shares that are not voted will have no effect on the outcome of the election of directors.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE EIGHT NOMINEES LISTED IN THE FOLLOWING TABLE AS DIRECTORS OF THE COMPANY.

The following table sets forth the names of nominees for director, their ages, the years in which they were first elected directors, if applicable, and a brief description of their principal occupations and business experience during the last five years. There are no family relationships among any of the directors and executive officers.

Name, Age, Principal Occupation, Other Directorships and Other Information	Director Since
Craig C. Bram, age 57 Mr. Bram became President, CEO and a director of Synalloy on January 24, 2011. From 2004 until September 24, 2010, he served as a director of the Company. He was the founder and has been President of Horizon Capital Management, Inc., an investment advisory firm located in Richmond, VA since 1995. Mr. Bram was the CEO of Bizport, Ltd., a document management company in Richmond, VA, from 2002 through 2010.	2004
Anthony A. Callander, age 69
Mr. Callander was appointed Upstate Managing Director by The Hobbs Group, a certified public accounting ("CPA") firm in Columbia, SC, effective January 2012. He retired from Ernst & Young, LLP in 2008 after 36 years in their Columbia, SC, Greenville, SC and Atlanta, GA offices. He served as a Partner in the firm's audit and assurance practice and in various other roles including Office Managing Partner of the Columbia and Greenville offices, and leading the Southeast manufacturing industry group. He serves on the Board of a non-charitable organization and is an active entrepreneur in various private enterprises.
2012
Susan S. Gayner, age 54
Ms. Gayner was named CEO and President of ParkLand Ventures, Inc., an owner-operator of multi-family housing communities in nine states, in May 2014. From October 2010, Ms. Gayner served as the COO of ParkLand, and was Vice President from May 2009. Ms. Gayner is a chemical engineer and holds an MAI designation (currently inactive). Prior to ParkLand, she served as an independent MAI and held various manufacturing and quality assurance roles with DuPont Company and Hercules, Inc.
Nominee
Henry L. Guy, age 47
Mr. Guy is the President & CEO of Modern Holdings Incorporated, a diversified holding company with assets primarily in the telecommunications and insurance industries.  Mr. Guy joined the firm in 2002 and has led investments in over 30 Modern Holdings subsidiaries.  Mr. Guy has served on the boards of several public companies in the U.S. and Europe including Metro International S.A. and Pergo AB and is currently on the board of Evermore Global Investments, a 40 Act regulated mutual fund.  Mr. Guy serves on the Board of Visitors for Vanderbilt University’s Owen Graduate School of Management.
2011
Amy J. Michtich, age 47
Ms. Michtich currently serves as the Chief Supply Chain Officer of Molson Coors Canada, where she oversees end-to-end operational excellence for Canada's largest and North America's oldest brewer of quality beers and ciders. From 2007 to 2015, she was employed by MillerCoors, a joint venture formed in the U.S. by SABMiller and Molson Coors. During this time, Ms. Michtich served as Vice President - Brewery Operations, located in Rockingham County, VA and Brewery Operations Manager - Milwaukee, WI. Prior to 2007, Ms. Michtich held executive and operations leadership positions across various consumer package goods companies including Pepsi Bottling Group, Clorox and Lipton.
2014
James W. Terry, Jr., age 68 Mr. Terry has been the President of Hollingsworth Funds, Inc., Greenville, SC, a charitable foundation, since October 2009. His career has been principally in the banking industry where he served as President of Carolina First Bank, Greenville, SC from 1991 to 2008.	2011
Vincent W. White, age 58
Mr. White is engaged in real estate lending, investing and development activities and provides consulting services to publicly-held companies and institutional investors. In 2014 he retired from Devon Energy Corporation, a Fortune 500 oil and gas producer, after 21 years of service in various roles of increasing responsibility. Most recently, he served as Devon's Senior Vice President of Communications and Investor Relations. Mr. White is involved in various philanthropic endeavors and serves on the Boards of several non-profit organizations. He is a member of the National Investor Relations Institute's Senior Roundtable and the American Institute of Certified Public Accountants.
2015
Murray H. Wright, age 70 Mr. Wright has served as Chairman of the Board of Synalloy since 2014. He became employed as Senior Counsel at the Richmond, VA law firm of DurretteCrump, PLC in January 2013. From 2011 until January 2013, he was a Partner at the VanDeventer Black LLP law firm, Richmond, VA, where he served as Senior Counsel from 2009 to 2011. From 1999 to 2012, he was a founder and managing director of Avitas Capital, LLC, a closely held investment banking firm in Richmond, VA.	2001
The Corporate Governance Committee believes the combined business and professional experience of the Company’s directors, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board. Messrs. Wright and Bram have served on the Board for a significant period of time. During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members. Because the Company’s operations are complex, continuity of service and development of institutional knowledge help make the

Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership. When a Board member decides not to run for re-election, the Corporate Governance Committee seeks replacement directors who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company and diversity.
The Corporate Governance Committee believes the current Board members and nominee are highly qualified to serve and each member has unique qualifications and business expertise that benefit the Company. Mr. Wright’s career as a trial lawyer, founder and CEO of a law firm and his business and financial experience as managing director of a closely-held investment banking firm are considered to be valuable attributes to the Board. Mr. Bram has over 30 years’ experience in business management, financial operations, logistics, management consulting, business start-ups and strategic planning for a variety of companies. Mr. Bram was employed by the Reynolds Metals Company, a global aluminum manufacturer, in its corporate Logistics and Sales and Marketing departments. He is an investor in multiple private businesses and real estate ventures and also serves on the boards of several private companies. Mr. Terry joined the Board in August 2011. He brings a wealth of experience in the banking industry where he spent more than 35 years including 17 years as President of a bank where he managed and directed an 85-branch statewide network growing the asset structure from approximately $300 million in 1991 to over $6 billion in 2008. In his current role at Hollingsworth Funds, Mr. Terry manages and administers a non-profit fund exceeding $100 million and is responsible for investment asset management, expense and accounting functionality for all subsidiary operations with assets exceeding $400 million. We believe Mr. Terry’s banking experience is valuable in helping the Company evaluate financing options as well as acquisitions. A Board member since August 2011, Mr. Guy’s primary career focus has been in the area of private investments. His expertise and experience in this area are valuable tools as the Company focuses on growing through acquisitions. Mr. Callander spent his career in the audit and assurance practice with significant experience in auditing, mergers and acquisitions, initial public offerings and other financings, reorganizations, business process improvement and business strategy development. From 1998 to 2003, while with Ernst & Young, Mr. Callander served as the audit partner on the Company’s independent audits, giving him in depth experience and knowledge about the Company. Mr. Callander, a CPA, also meets the criteria of a financial expert. Amy Michtich joined the Board in 2014 and has served in executive and operations leadership positions with several large union and non-union manufacturing businesses. She has significant experience in the areas of human resources, manufacturing operations, environmental and safety. Mr. White brings expertise in the oil and gas industry, and with Synalloy’s increased presence in the energy markets, the Corporate Governance Committee was particularly interested in adding expertise to support this effort. He has experience in the areas of mergers and acquisitions, and public and media relations. Mr. White is also a CPA. Ms. Gayner, a first-time director nominee, offers valuable experience in the chemical business. She has 10 years' experience working for two large chemical companies in the area of quality assurance and as a research and development engineer. In her current role as CEO and President of Parkland Ventures, Inc., she has valuable experience in executive management and operations.
BOARD OF DIRECTORS AND COMMITTEES
Director Independence. The Board of Directors has determined that each of the following directors and director nominee is independent as such term is defined by the applicable rules of the NASDAQ Stock Market LLC (the "NASDAQ Rules"): Anthony Callander, Susan Gayner, Henry Guy, Amy Michtich, James Terry, Vincent White and Murray Wright. The Board has also determined that each of the current members of the Audit Committee, the Compensation & Long-Term Incentive Committee and the Corporate Governance Committee is independent within the meaning of the NASDAQ Rules, and each person who served on such committees at any time during 2015 was independent under the NASDAQ Rules.
Board and Board Committee Meetings and Attendance at Shareholder Meetings. During fiscal year 2015, the Board of Directors met six times. All members of the Board except Ms. Michtich attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board on which they served. The Company encourages, but does not require, its directors to attend annual meetings of shareholders. All directors attended the 2015 Annual Meeting. The Company has standing Audit, Compensation & Long-Term Incentive and Corporate Governance Committees of the Board of Directors.

The Board has established an Audit Committee, a Compensation & Long-Term Incentive Committee and a Corporate Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirement of the NASDAQ rules. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders. The table below provides current membership information as well as the meeting information for the last fiscal year.

Name	Audit Committee	Compensation & Long-Term Incentive Committee	Corporate Governance Committee
Anthony A. Callander	X*		X
Henry L. Guy	X	X*
Amy J. Michtich		X	X
James W. Terry	X	X	X*
Vincent W. White	X		X
Total Meetings in 2015	8	7	4
* Committee Chair
Audit Committee. The Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
The Audit Committee acts pursuant to a written charter adopted by the Board of Directors which is available on the Company’s website at www.synalloy.com. Each member of the Audit Committee is independent as defined in the NASDAQ Rules and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee selects and appoints the independent registered public accounting firm, reviews and discusses with management and the independent auditors prior to filing with the SEC the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Form 10-Q for each quarter, meets independently with the independent auditors, reviews the Audit Committee’s charter, and has oversight of the Company’s Code of Conduct and Internal Audit. The Board designated Mr. Callander as the Audit Committee Financial Expert, as defined by the Securities and Exchange Commission ("SEC") rules.
Compensation & Long-Term Incentive Committee. All members of the Compensation & Long-Term Incentive Committee are independent as defined in the NASDAQ Rules. This committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. The committee reviews and approved salaries, bonuses, incentive compensation and benefits for executive officers of the Company, and administers and makes recommendations with respect to the Company’s cash incentive and equity plans, including the granting of shares and options thereunder, and reviews the committee’s charter.
The committee sets the compensation for the CEO. It considers recommendations from the Company’s CEO in setting compensation for other senior executive officers. The Director of Human Resources supports the committee in its duties, and the committee may delegate authority to the Human Resources Department to fulfill administrative duties relating to the Company’s compensation programs. The committee has the authority under its charter to retain and terminate, and approve fees for compensation consultants and other advisors as it deems appropriate to assist it in the fulfillment of its duties. In early 2016, the Committee retained Pearl Meyer (“PM”) as the Executive Compensation Committee’s outside independent compensation consulting firm. PM is a nationally recognized executive compensation consultant and the Compensation Committee has retained it to assist in designing the 2016 executive compensation plans including information concerning compensation paid by competitors and members of our peer group. No member of the Compensation & Long-Term Incentive Committee or the management of the Company is, or has been, affiliated with PM.
Corporate Governance Committee. All members of the Corporate Governance Committee (formerly the Nominating/Corporate Governance Committee) are independent as defined in the NASDAQ Rules. This committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. This committee is responsible for reviewing and recommending changes in the size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company’s Board. This committee also reviews and oversees corporate governance issues and makes recommendations to the Board related to the adoption of policies pursuant to rules of the SEC, NASDAQ and other governing authorities, and as required by the Sarbanes-Oxley Act of 2002.
Compensation Committee Interlocks and Insider Participation. Henry Guy, Amy Michtich and James Terry served on the Compensation & Long-Term Incentive Committee during 2015. All members of the Compensation & Long-Term Incentive Committee are independent directors and none of them is a present or past employee or officer of the Company or its subsidiaries.

Related Party Transactions. The Company requires that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with the Company in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Board of Directors. The Company does not, however, have a formal written policy setting out these procedures. There were no such transactions during the fiscal year ended December 31, 2015.
CORPORATE GOVERNANCE
Board Leadership Structure and Board’s Role in Risk Oversight
The Board of Directors' roles and responsibilities are set forth in the Bylaws and Board Charter which provide for a Chairman elected by the Board from among its members, and our Bylaws further provide that two or more offices may be held by the same person. The business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time. Our Board does not have a specific policy as to whether the role of Chairman and CEO should be held by separate persons, but rather makes an assessment of the appropriate form of leadership structure on a case-by-case basis. The Board believes that this issue can be a part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. Since 2002, the roles of Chairman and CEO have been held by separate persons. The Board believes it is appropriate, and in our Company’s best interests, for the two roles to be separated.
Our Board is actively involved in the oversight of risks that could affect our Company. The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks. These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board. The Audit Committee’s charter requires the committee to inquire of management and the registered public accountants about significant risks or exposures and assess the steps management has taken to manage such risks, and further requires the committee to discuss with the registered public accountants the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Conduct).
Director Qualifications and Nomination Process
The Corporate Governance Committee has adopted Corporate Governance Guidelines that sets forth personal characteristics, core competencies, commitment and independence, among other factors in recommending and evaluating candidates. It also takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background. Although the Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the committee considers racial and gender diversity, as well as diversity in business and educational experience among all of the directors, as part of the total mix of information it takes into account in identifying nominees. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.
The Corporate Governance Committee does not have any specific process for identifying director candidates. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.
The Corporate Governance Committee will consider as potential Board of Directors’ nominees persons recommended by shareholders if the following requirements are met. If a shareholder wishes to recommend a director candidate to the Corporate Governance Committee for consideration as a Board of Directors’ nominee, the shareholder must submit in writing to the Corporate Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, the number of the Company’s shares beneficially owned by the person, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. Additionally, the recommending shareholder must provide his or her name and address and the number of the Company’s shares beneficially owned by such person. This information must be delivered to the Corporate Secretary of the Company at the Company’s corporate headquarters at 4510 Cox Road, Suite 201, Richmond, VA 23060 for transmission to the Corporate Governance Committee, and must be received not less than 90 days nor more than 120 days prior to an annual meeting of shareholders. The committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the committee’s candidates receive.

Nominations for election as directors may also be made by shareholders from the floor at an annual meeting of shareholders provided such nominations are received by the Company not less than 30 nor more than 60 days prior to the annual meeting, contain the information set forth above, and otherwise are made in accordance with the procedures set forth in the Company’s Bylaws.
Shareholder Communications with Directors
Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.
In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.
DIRECTOR COMPENSATION
For the 2015-16 term year, non-employee directors were paid an annual retainer of $50,000, and each director was permitted to elect to receive up to 100% of the annual retainer in restricted stock. The number of restricted shares issued is determined by the average of the high and low Common Stock price on the day prior to the Annual Meeting of Shareholders or the date prior to the appointment to the Board. For 2015, non-employee directors elected by the shareholders for the 2015-16 term year received an aggregate of 8,216 shares of restricted stock in lieu of such cash retainer amount as follows: Anthony Callander - 1,730; Henry Guy - 1,989; Amy J. Michtich - 3,459; and James Terry - 1,038. For the 2015-16 term year, Directors were compensated $1,750 for each board meeting attended in person; $1,250 for each telephone board meeting; and $1,250 for attendance at committee meetings not held on board meeting days. The Chairman of the Board, and the Chairs of the Audit Committee and the Compensation & Long-Term Incentive Committee received additional annual compensation of $7,500 each. Directors were reimbursed for travel and other expenses related to attendance at meetings.
After reviewing directors’ compensation of a number of public companies, the Board elected to change the pay structure of directors’ fees to an annual flat retainer, in part to ease the administrative burden of keeping up with meeting fees, and also to permit more frequent board and committee meetings, as needed, without incurring additional cost. The Board also compared average annual directors’ compensation of companies in our primary peer group and found it to be significantly higher than the average annual compensation of our directors.  For the 2016-17 term year, non-employee directors will be paid a total annual retainer of $95,000 to be paid in the form of cash and restricted stock. Directors must elect a minimum of $25,000 of the retainer fee to be paid in restricted stock, and may elect up to 100% of the retainer to be paid in restricted stock.  The annual retainer is inclusive of all director fees and directors will not receive meeting fees or chair fees in addition to the retainer.  Directors are reimbursed for travel and other expenses related to attendance at meetings. Directors who are employees do not receive extra compensation for service on the Board or any committee of the Board.
The shares granted to the non-employee directors are not registered under the Securities Act of 1933 and are subject to forfeiture in whole or in part upon the occurrence of certain events.

The following table sets forth information about compensation paid by the Company to non-employee directors during fiscal 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
(a)	(b)	(h)
Anthony A. Callander	77,375	77,375
Henry L. Guy	85,500	85,500
Amy J. Michtich	60,750	60,750
James W. Terry, Jr.	77,000	77,000
Vincent W. White	52,750	52,750
Murray H. Wright	64,625	64,625
(1) As discussed above, each non-employee director was permitted to elect to receive up to 100% of the annual retainer in stock pro rata to his or her service on the Board. For the 2015-16 term year, directors received an aggregate of 8,216 shares of restricted stock in lieu of such cash retainer amount as follows: Anthony Callander - 1,730; Henry Guy - 1,989; Amy Michtich - 3,459; and James Terry - 1,038.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and any persons who own more than 10% of the Common Stock of the Company, to file with the SEC reports of beneficial ownership and changes in beneficial ownership of Common Stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2015, all filing requirements applicable to its officers and directors were met on a timely basis.
Codes of Conduct
Our Board has formally adopted a Code of Corporate Conduct that applies to all of our employees, officers and directors. Our Board formally adopted a separate Code of Ethics for our Chief Executive Officer ("CEO") and senior financial officers, which applies to our CEO, Chief Financial Officer ("CFO"), Chief Accounting Officer ("CAO"), Controller and all other senior financial and accounting executives. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics for the Company’s CEO, CFO and Controller, or persons performing similar functions, by posting such information on the Company’s website.
There were no amendments to, or waivers of, any provision of the Code of Corporate Conduct or the Code of Ethics for the Company’s CEO, CFO, CAO, Controller, or any persons performing similar functions during fiscal year 2015. Copies of these codes are available on our website at www.synalloy.com.

EXECUTIVE OFFICERS
Information about Mr. Craig Bram, the Company’s CEO, is set forth above under "Election of Directors."

Name, Age, Principal Position and Five-Year Business Experience
Dennis M. Loughran, age 58
Mr. Loughran joined the Company in July 2015, as SVP and CFO. Most recently, he was the CFO of Citadel Plastics, a privately-owned company headquartered in Chicago, IL, which merged with A Schulman, Inc. in June 2015. From 2006 to 2014, he served as the CFO for Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT. Previous experience includes 19 years with Reynolds Metals Company in various financial and operations roles and six years as Vice President, Finance and Supply Chain with Alcoa Consumer Products. He has a broad background in international business management, financial reporting, planning and analysis, profit improvement, mergers and acquisitions, supply chain optimization, tax and treasury management and investor relations.

J. Kyle Pennington, age 58
Mr. Pennington was named President, Synalloy Metals, Inc., a subsidiary of the Company, effective January 1, 2013. He served as President, Bristol Metals, LLC, a subsidiary of the Company, from July 2011 until December 31, 2012. He was President, Bristol Metals, LLC’s BRISMET Pipe Division from September 2009 to July 2011; and Vice President, Manufacturing, Bristol Metals, LLC from December 2007 through September 2009. Prior to joining the Company, Mr. Pennington worked for 17 years in the metals industry including 12 years’ experience in executive management and service on the Board of Directors of Texas & Northern Industries, a Lone Star Steel Company subsidiary.

J. Greg Gibson, age 42
In April 2015, Mr. Gibson was named General Manager and President of Synalloy Chemicals, with business unit responsibility for both Manufacturers Chemicals and CRI Tolling. He served as Executive Vice President, Sales and Administration for Manufacturers Chemicals, a wholly-owned subsidiary from July 2011 to April 2015. Mr. Gibson joined the Company in 2005 as a sales representative providing expertise in building client relationships, growing product market share, sales profitability and developing and executing sales strategies. Prior to joining Synalloy Chemicals, he began his sales career in the pharmaceutical industry.

Richard D. Sieradzki, age 61
Mr. Sieradzki, a certified public accountant, was named CAO in July 2015. From 2010 to 2015, he served as CFO and Vice President, Finance. He also served as Assistant Vice President, Finance from 2007 to 2010. Prior to joining the Company, he was employed by Buffets, Inc. - Ryan’s Division as Divisional Vice President, Finance from 2006 to 2007 and from 1988 to 2006, he was Vice President, Accounting and Corporate Controller at Ryan’s Restaurant Group, Inc.

DISCUSSION OF EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes our compensation program and policies, and explains how the Board’s Compensation & Long-Term Incentive Committee (the "Committee") established goals, reviewed performance measures, and decided compensation for our Named Executive Officers ("NEOs") in and for fiscal year 2015.
Section I: Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
The Board of Directors and Management believe that the performance and contributions of our executive officers are critical to our overall success. To attract, retain and motivate the executives to accomplish our business strategy, the Committee establishes executive compensation policies and oversees Company’s executive compensation practices.

The Company’s goal is to attract and retain highly motivated and talented executives to ensure a strong link between executive pay, Company performance and shareholder value.

Compensation Objective	How Objective is Achieved
Pay for Performance
The majority of the annual cash incentive and long-term equity components of the compensation program have Adjusted EBITDA target ranges for each business segment and the Company as a whole. Executives are rewarded with higher incentive pay when above target ranges are met, while lower incentives are paid when target ranges are not achieved.

Attracting and retaining highly motivated and talented executives
The overall compensation program is designed to be competitive with positions at peer group companies to attract highly qualified candidates. Restricted stock awards have multi-year time vesting elements with forfeiture of unvested grants if an executive leaves the Company prior to vesting for any reason other than retirement, disability or death.

Aligning the interests of executives with the interests of shareholders	A portion of each executive's pay is equity-based compensation, to align the executives' interests with those of our shareholders.
The Company and the Committee believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals and functional operational initiatives of the Company as well as align the interest of executives with the interest of shareholders, ultimately improving shareholder value. Our pay for performance emphasis attracts executives who are willing to risk a larger share of their compensation on their own performance and the performance of the Company for the benefit of the longer term shareholder value.
Our compensation programs are relatively simple and straightforward, and consist of three main components: base salary, short-term cash incentives and long-term stock-based incentives.
Base Salaries. Annual base salaries for named executives are designed to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salary data for other internal positions and base salaries for similar positions at peer group companies are obtained from publicly available information, including peer group data and surveys. In addition to comparable salary data, the Committee considers geographic location and cost of living as an additional factor in setting executive salary levels.
Annual Short-Term Cash Incentive. This component provides annual short-term cash incentives as a percent of base salary, ranging from 30% to 100%, depending on the executive's position with the Company, earned based partially on the achievement of Adjusted EBITDA target ranges and partially based on completion of key strategic and growth initiatives. The 2015 Incentive Plan defines "Adjusted EBITDA" as operating income before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization excluding inventory profits and losses, acquisition costs, goodwill impairment and costs associated with raising capital. The Company believes that the at-risk cash portion of an executive’s compensation should have the potential to meet the executive’s base salary, should be significantly tied to the Company’s financial performance and should allow executives to participate in the financial success of the Company. For the 2015 Incentive Plan, the Committee established a minimum annual threshold Adjusted EBITDA target that represented the majority of the short-term cash incentive. The remainder of the cash incentive was aligned with long-term functional operational initiatives.
Stock-Based Compensation. The Company’s long-term stock-based incentives include the use of restricted stock awards. Stock-based compensation is generally 5% to 30% of executive’s base salary. In order to closely tie total compensation to long-term shareholder value, the long-term incentive compensation for the NEOs is earned based on achievement of Adjusted EBITDA target ranges and long-term functional operational initiatives. The Company has used both stock options and restricted stock awards over the past 10 years, both of which vest over five years.
Compensation Process
In setting the compensation of our NEOs in 2015, the Committee considered aggregated information from third-party surveys, the Equilar data base as well as, for the executives below chief executive officer level, input and guidance from the CEO on the performance of these employees.
The Committee identified 14 companies for its peer group, all manufacturing businesses, with many in either the Basic Materials- Metals/Mining or Materials-Specialty Chemicals industry classification. Others are manufacturers of machinery or component parts. The primary peer group is focused on micro-cap companies with three-year average annual EBITDA that is close to Synalloy's performance. The secondary peer group are companies with a three-year average annual EBITDA that are larger than Synalloy's performance.

For 2015, our primary peer group consists of the following companies: Ampco-Pittsburgh, Eastern Company, Houston Wire and Cable, Hurco, Landec Corp., Lawson Products Inc., MFRI, Northwest Pipe Co., UFP Technologies and Universal Stainless & Alloy Products. Our secondary peer group includes American Vanguard, Hawkins, Insteel and KMG Chemical.
The peer group information is used by the Company to benchmark the compensation for our CEO and other executive officers. The Committee sets base salary for our CEO below the median base salary for the peer group. The Committee sets the base salaries of the other NEOs to be market competitive as compared to the salaries of similarly situated companies. However, the Committee believes that targeted total cash compensation, including short-term incentive pay, should provide the CEO and all other NEOs with the potential to earn in excess of the median total cash compensation of the peer group.
The Committee believes this methodology is appropriate because it directly aligns the CEO and NEOs' pay with the Company's performance by putting more emphasis on at-risk components of cash compensation.
At the 2015 Annual Meeting of Shareholders, the Company provided shareholders with an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the CD&A, the compensation tables and the accompanying narrative disclosure, set forth in the Company’s 2015 proxy statement. The compensation program received a vote of 93% in favor at the 2015 Annual Meeting of Shareholders. The Committee took into account the result of the shareholder vote in determining the executive compensation policies and decisions since the 2015 Annual Meeting of Shareholders.
The Committee continues to look for opportunities to improve upon the existing executive compensation program and expects to make several modifications to the current program for 2016. In early 2016, the Company retained PM as the Committee’s outside independent compensation consulting firm. PM is a nationally recognized executive compensation consultant and the Committee has retained it to provide information concerning compensation paid by competitors and members of our peer group and to assist in designing 2016 executive compensation plans. No member of the Committee or the management of the Company is, or has been, affiliated with PM.
Stock-Ownership Levels The Board of Directors has established stock ownership levels for the senior management team and the Board of Directors. Directors and executive officers have five years to achieve the targeted ownership levels. Stock ownership levels for NEOs and Directors are based on dollars invested or cost basis, not market value. Stock ownership requirements are as follows:

•	CEO - four times base salary;

•	CFO, Metals and Specialty Chemicals Segment Presidents and the Board of Directors - $250,000;

•	Business Unit General Managers, Executive Vice Presidents and the Corporate Secretary - $200,000.
The Company has no policies regarding the hedging of the economic risk of ownership of Company stock. The Company has no clawback provisions for incentive payments made in prior years.
Risk Considerations
The Committee has assessed the risks arising from the Company’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Section II: 2015 Performance and Compensation Overview
2015 Financial and Operational Performance
The Committee and the Company believe that the Company performed well in light of challenging market conditions. Both the Metals and Specialty Chemicals Segments were impacted by the decline in nickel and oil prices and the Metals Segment was impacted by significant amounts of stainless steel pipe from India increasing the supply of that product and impacting pricing and volumes. These market conditions impacted revenue, Adjusted EBITDA and share price. Both revenue and Adjusted EBITDA decreased approximately 12% as compared to the prior year. Despite these conditions, the Company was able to achieve positive performance results in some areas, with Adjusted EBITDA margin for the operating companies improving by 120 basis points from the prior year and net debt to Adjusted EBITDA ending the year at a ratio of 1.43 versus 1.86 in 2014. In addition, the Company paid its ninth consecutive year of dividends, holding the payment at the prior year’s level of $.30 per share.

Compensation Decisions Made Last Year
Below is information on the main components of our executive compensation program and on certain decisions made in 2015 relating to those components.
Base Salary
Base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are reviewed annually by the Committee and the CEO and adjustments are considered at that time. Base salaries are adjusted from time to time to reflect changes in responsibility level, comparison of data obtained from peer groups and other external market comparative data. In addition, the Company considers the attributes of each individual executive, including but not limited to his or her longevity with the Company, his or her educational background and experience, the particular responsibilities of his or her position, the compensation of others with similar background, credentials and responsibilities, and his or her past level of performance.
The Committee considers benchmarked salary information in making this determination. The Committee generally targets base salary levels at or below the median for comparable positions at peer group companies. The CEO’s base salary for 2015 was at the bottom quartile of salaries of chief executives in the peer group companies, and the other NEOs were within a reasonable range of the median of salaries of comparable positions at the peer group companies.
While the CEO’s base salary is set at the bottom quartile of our peer group and the salaries of the other NEOs are at median levels, the Committee believes that the short-term cash incentive compensation component has the potential, in years when Adjusted EBITDA exceeds the target range, for the CEO and the other NEOs to earn in excess of the median total cash compensation of the peer group.
Base salaries increases for 2015 are listed in the table below:

NEO	Title	Base Salary at 12/31/2015	Base Salary at 12/31/2014	% Increase
Craig C. Bram	President and CEO	$350,000	$325,000	7.7%
Dennis M. Loughran	SVP and CFO	$285,000	$—	—%
J. Kyle Pennington	President, Synalloy Metals, Inc.	$240,000	$210,000	14.3%
J. Greg Gibson	President, Synalloy Chemicals	$230,000	$—	—%
Richard D. Sieradzki	CAO	$200,000	$188,100	6.3%
Base salary increases for Messrs. Bram, Pennington and Sieradzki were based upon continued peer group evaluations and market data aimed at recognizing performance and retention. Mr. Loughran was hired in July 2015 and the Committee approved his base salary based on his experience, level of responsibility and the compensation of others in similar roles in the peer group. Mr. Loughran brings significant experience to the CFO position including financial reporting, planning and analysis, mergers and acquisition, and process improvement in manufacturing operations. Mr. Gibson was promoted to President, Synalloy Chemicals during 2015 and the Committee approved his base salary in consideration of his additional responsibilities.
2015 Short-Term Cash Incentive and Long-Term Equity Incentive
The 2015 Short-Term Cash Incentive and Restricted Stock Plan (the "2015 Incentive Plan") consists of two components: short-term cash incentive compensation, and long-term equity incentive compensation in the form of restricted stock awards to be issued under the 2015 Stock Award Plan (the "2015 Stock Plan"), which was approved by shareholders at the 2015 Annual Meeting.
The short-term cash incentive and long-term equity components of the 2015 Incentive Plan were calculated as a percentage of an executive's base salary, depending on the executive’s position with the Company and what targets are achieved. The two factors included in the short-term cash incentive and long-term equity components are:

•	Target ranges based on Adjusted EBITDA with established minimum thresholds for the payment of cash incentives.

•	Successful delivery of functional operational initiatives that drive stronger efficiencies across their business.
While Adjusted EBITDA performance carried the heaviest weighting (70-80%) for both the short-term cash component and for the long-term equity component, the Committee used qualitative measures related to functional operational initiatives to increase executive focus beyond annual Adjusted EBITDA to include those measures Management and the Board believe will lead to sustained results on a longer term basis.

Section III: Performance Targets and Results for 2015
Cash Incentive Compensation Earned
For the short-term cash incentive compensation component of the 2015 Incentive Plan, the following table sets forth the Adjusted EBITDA target component and the strategic incentive component for each executive:

	Adjusted EBITDA Component						Functional Operational Initiatives Component	Maximum Cash Incentive
(dollars in millions)	2015 Adjusted EBITDA Target	% of Base Salary if <75% of Target is Achieved	% of Base Salary if 75-81% of Target is Achieved	% of Base Salary if 82-89% of Target is Achieved	% of Base Salary if 90-100% of Target is Achieved	% of Base Salary if >100% of Target is Achieved	% of Base Salary if Initiatives are Achieved	% of Base Salary
CEO	$33.34	0%	50%	70%	85%	100%	30%	130%
CFO	$33.44	0%	42%	60%	72%	85%	30%	115%
President-Synalloy Metals, Inc.	$18.91	0%	42%	60%	72%	85%	20%	105%
President-Synalloy Chemicals	$10.22	0%	42%	60%	72%	85%	20%	105%
CAO	$33.34	0%	35%	50%	60%	72%	30%	102%
For 2015, Adjusted EBITDA fell below 75% of target for the Company as a whole as well as for the Metals and Specialty Chemicals Segments. All NEOs met all or portions of the functional operational initiatives components and cash incentives were earned on those components.
Cash incentives were earned for the functional operational initiatives component for fiscal year 2015 as follows:

Name	Position	2015 Short-Term Cash Incentive Payouts
Craig C. Bram	President and CEO	$75,000
Dennis M. Loughran	SVP and CFO	$26,000
J. Kyle Pennington	President, Synalloy Metals, Inc.	$48,000
J. Greg Gibson	President, Synalloy Chemicals	$46,000
Richard D. Sieradzki	CAO	$30,000
In addition, the Committee exercised its discretion to award additional cash bonuses to Messrs. Gibson and Pennington for their segment’s performance despite challenging and unique economic conditions. Mr. Gibson received an additional $54,000 and Mr. Pennington received an additional $77,000 on the basis of their 2015 performance.
Long-Term Equity Incentive Component of the 2015 Incentive Plan
Our goal in awarding long-term equity incentive compensation is to emphasize to our executives the importance of increasing shareholder value by tying a portion of executive compensation to growth in the Company’s stock price. One hundred percent (100%) of long-term incentive compensation for NEOs is in the form of equity instruments. This helps align the interests of our executives with the interests of our shareholders.
For the 2015 Incentive Plan, the Committee decided to replace the use of stock options with restricted stock. The restricted stock will vest over five years and employees leaving the Company for any reason other than retirement, disability or death, will forfeit any unvested shares.

For the long-term equity incentive component of the 2015 Incentive Plan, the following table sets forth the Adjusted EBITDA target component and the functional operational initiatives component for each executive:

	Adjusted EBITDA Component						Functional Operational Initiatives Component	Maximum Equity Incentive
(dollars in millions)	2015 Adjusted EBITDA Target	% of Base Salary if <75% of Target is Achieved	% of Base Salary if 75-81% of Target is Achieved	% of Base Salary if 82-89% of Target is Achieved	% of Base Salary if 90-100% of Target is Achieved	% of Base Salary if >100% of Target is Achieved	% of Base Salary if Initiatives are Achieved	% of Base Salary
CEO	$33.34	0%	15%	20%	25%	30%	30%	60%
CFO	$33.44	0%	10%	15%	20%	25%	30%	55%
President-Synalloy Metals, Inc.	$18.91	0%	10%	15%	20%	25%	20%	45%
President-Synalloy Chemicals	$10.22	0%	10%	15%	20%	25%	20%	45%
CAO	$33.34	0%	5%	10%	15%	20%	30%	50%
Similar to the short-term cash incentive referenced above, 2015 Adjusted EBITDA fell below 75% of target for the Company as a whole as well as for the Metals and Specialty Chemicals Segments. All NEOs met all or portions of the functional operational initiatives components and long-term equity was earned on that component.

Name	Position	2015 Long-Term Equity Incentive
Craig C. Bram	President and CEO	$87,116
Dennis M. Loughran	SVP and CFO	$57,076
J. Kyle Pennington	President, Synalloy Metals, Inc.	$52,570
J. Greg Gibson	President, Synalloy Chemicals	$48,815
Richard D. Sieradzki	CAO	$31,918

Employment Agreements
Following approval by the Committee, the Company has entered into employment agreements with certain NEOs.
An employment agreement with Mr. Bram was entered into on May 1, 2014 for a two-year term. On each two-year anniversary of the employment agreement, the term is automatically extended for two additional years, unless the Company or the employee provides written notice that it or he does not wish to extend the agreement within 90 days of the end of the term.
The employment agreement for Mr. Bram provides for a base salary, cash incentive and restricted stock incentive to be reviewed by the Committee on an annual basis. The employment agreement also provides that he is eligible to participate in any employee benefit plan and programs generally made available to employees.
The employment agreement provides that the executive will be entitled to severance payments in the form of (1) salary continuation, (2) average cash bonus, (3) health insurance and (4) restricted stock and options vesting in the case of executive death or disability, termination without cause or change in control. The base salary may be paid in installments or in a lump sum. In order to receive the severance, the executive must execute a release satisfactory to the Company.
The employment agreement contains a covenant not to engage, directly or indirectly, in competition with the Company with respect to the businesses in which it is engaged on the date his employment is terminated for a period of one year after termination of the executive's employment. In addition, the agreement stipulates that Mr. Bram may not be employed for a period of one year after his termination of employment with any businesses that were identified as potential acquisition targets during his tenure with the Company. Mr. Bram also agrees not to disclose, at any time during his employment with the Company or thereafter, any of the Company’s confidential information.
The employment agreement defines a change in control as “(i) any person (as defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities, or (ii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries).
The following table shows the potential payments to Mr. Bram, or to his beneficiaries in the event of death, or upon termination for the reasons described below. The amounts shown assume that the employment of each was terminated effective December 31, 2015.

	Death or Disability (1)	Retirement (2)	Termination Without Cause (3)	Change in Control (4)
Base Salary	$116,627	$—	$525,000	$700,000
Cash Bonus	$75,000	$—	$162,054	$324,108
Stock Options (in shares)	102,524	102,524	102,524	102,524
Restricted Stock (in shares)	44,500	44,500	44,500	44,500
Healthcare	—	—	24 months	24 months
(1) Upon death or disability, Mr. Bram will receive base salary in the amount of three months or until the anniversary date of the agreement, whichever is greater, of the base salary, the cash incentive for that fiscal year prorated to the date of the executive's death and disability, and immediate vesting of all restricted stock and options.

(2) Upon retirement, all restricted stock and options immediately vest.
(3) Upon termination without cause, Mr. Bram will receive 150% of current base salary, 100% of the average of the two most recent cash bonuses, 24 months of COBRA premiums and immediate vesting of all restricted stock and options as severance.

(4) Upon or within one year of a change in control, Mr. Bram will receive 200% of current base salary, 200% of the average of the two most recent cash bonuses, 24 months of COBRA premiums and immediate vesting of all restricted stock and options as severance.

Employment agreements with Messrs. Gibson, Loughran and Pennington were entered into on January 11, 2016.

Compensation of Executive Officers
2015 Summary Compensation Table
The following table sets forth summary compensation information for our NEOs for 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Craig C. Bram	2015	350,000		87,116	—	75,000	10,600	522,716
President and CEO	2014	308,750		487,490	81,251	249,108	10,400	1,136,999
	2013	260,000		—	—	47,371	10,200	317,571

Dennis M. Loughran (2)	2015	135,192		57,076	—	26,000	—	218,268
SVP and CFO

J. Kyle Pennington	2015	240,000	77,000	52,570	—	48,000	10,600	428,170
President, Synalloy Metals, Inc.	2014	205,000		—	41,994	180,282	8,343	435,619
	2013	200,000		—	—	—	10,200	210,200

J. Greg Gibson (3)	2015	223,333	54,000	48,815	—	46,000	19,300	391,448
President, Synalloy Chemicals

Richard D. Sieradzki (4)	2015	200,000		31,918	—	30,000	10,600	272,518
CAO	2014	188,100		—	37,624	158,536	8,721	392,981
	2013	180,000		—	—	15,000	10,200	205,200
(1) The Committee exercised its discretion to award additional cash bonuses to Messrs. Pennington and Gibson for their segment's performance despite challenging and unique economic conditions.
(2) Mr. Loughran was hired July 13, 2015; he was named SVP and CFO effective the same date.
(3) Mr. Gibson was appointed President of Synalloy Chemicals effective April 1, 2015. His 2015 compensation includes the entire calendar year.
(4) Mr. Sieradzki served as CFO through July 12, 2015. He was appointed CAO effective July 13, 2015. His 2015 compensation includes the entire calendar year.
Stock Awards - The amount in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of equity awards made during the year. See Note 7 to the Company’s consolidated financial statements for the year ended December 31, 2015, which are included in the Company’s 2015 Annual Report on Form 10-K, for additional disclosure of all assumptions made with respect to the valuation of both stock and option awards.
Option Awards - For the 2015 Incentive Plan, the Committee decided to replace the use of stock options with restricted stock; therefore, no options were granted to NEOs for 2015 performance. For 2014, the amounts in this column represent the dollar amounts of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. No options were granted to NEOs for 2013 performance. See Note 7 to the Company’s consolidated financial statements for the year ended December 31, 2015, which are included in the Company’s 2015 Annual Report on Form 10-K, for additional disclosure of all assumptions made with respect to valuation of both stock and option awards.
Non-Equity Incentive Compensation - The amounts reported in Non-Equity Incentive Plan Compensation were paid under the Incentive Plan for the respective year, as more fully described in the CD&A. Amounts reported in this column were earned in the indicated year and may have been received on a current basis.
All Other Compensation - The amounts shown in this column represent the Company’s contributions pursuant to the 401(k)/ESOP Plan for the named executives. In addition, Mr. Gibson receives a monthly car allowance.

2015 Grants of Plan-Based Awards

Name	Grant Date	Committee Action Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (4)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(4)			Grant date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(l)
Craig C. Bram	1/1/2015	12/15/14		$402,500	$455,000
	1/1/2015	12/15/14					$192,500	$210,000	$87,116
Dennis M. Loughran	1/1/2015	12/15/14		$290,700	$327,750
	1/1/2015	12/15/14					$142,500	$156,750	$57,076
J. Kyle Pennington	1/1/2015	12/15/14		$220,800	$252,000
	1/1/2015	12/15/14					$96,000	$108,000	$52,570
J Greg Gibson	1/1/2015	12/15/14		$211,600	$241,500
	1/1/2015	12/15/14					$92,000	$103,500	$48,815
Richard Sieradzki	1/1/2015	12/15/14		$180,000	$204,000
	1/1/2015	12/15/14					$90,000	$100,000	$31,918

(1) Because the Committee meetings at which these awards were made occurred prior to the effective date of the awards, we have provided both dates.
(2) These awards were made pursuant to our 2015 Incentive Plan and had the potential to be earned upon the achievement of certain performance goals set by the Committee for fiscal year 2015. For a discussion of the performance goals set by the Committee see the CD&A section. The Committee targeted a payout equivalent to 100% of the Adjusted EBITDA performance goal and 100% of the functional operational initiatives.

(3) Full grant date fair value of equity awards computed in accordance with FASB ACS Topic 718.
(4) No threshold was set by the Committee for this award.

Outstanding Equity Awards at Fiscal Year End 2015
The following table sets forth information about stock options and restricted stock awards outstanding at the end of 2015 for each of our NEOs. No other stock awards were outstanding at the end of 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)/ Exercisable (1)	Number of Securities Underlying Unexercised Options (#)/ Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Craig C. Bram	—	5,075	16.010	2/10/2025	27,548	189,530
	2,737	4,106	13.700	2/7/2023
	4,958	3,306	11.345	2/9/2022
	62,342	20,000	11.550	1/24/2021

Dennis M. Loughran	—	—			—	—

J. Kyle Pennington	—	2,623	16.010	2/10/2025	240	1,651
	1,620	2,431	13.700	2/7/2023
	1,957	1,957	11.345	2/9/2022

J. Greg Gibson	—	2,092	16.010	2/10/2025	50	344
	680	2,718	14.760	2/20/2024

Richard D. Sieradzki	—	2,350	16.010	2/10/2025	500	3,440
	1,489	2,234	13.700	2/7/2023
	1,587	1,587	11.345	2/9/2022
(1) Includes stock options granted January 24, 2011, February 9, 2012, February 7, 2013 and February 10, 2015, all of which vest in 20% increments annually, beginning one year after date of grant.
(2) Includes restricted stock awards granted January 24, 2011, February 9, 2011 and October 16, 2014, all of which vest in 20% increments annually, beginning one year after date of grant. Stock awards are subject to the recipients continuing to be employed by the Company and other conditions described under "Equity Plans - Stock Awards Plan."

(3) Based on the December 31, 2015 closing stock price of $6.88 per share.

2015 Option Exercises and Stock Vested
The following table sets forth information about options exercised and restricted stock awards that vested in 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
Craig C. Bram	—		8,900	108,197
Dennis M. Loughran	—		—	—
J. Kyle Pennington	—		240	3,894
J. Greg Gibson	—		150	2,304
Richard D. Sieradzki	—		1,550	23,784
(1) Based on the market value of the shares on the exercise or vesting date.

Equity Plans
Stock Option Plans
The Company currently has one stock option plan, the 2011 Long-Term Incentive Stock Option Plan (the "2011 Option Plan"), approved at the 2011 Annual Meeting of Shareholders. Options may be exercised beginning one year after the date granted at the rate of 20% annually on a cumulative basis; however, in no event shall an option be exercisable more than ten years after the date of grant. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which employee is employed) are sold to an entity not affiliated with the Company, (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, or (c) a similar sale or exchange transaction occurs, which in the Committee’s sole discretion justifies an exercise right, an option holder may exercise, in addition to the above, 100% of the options not otherwise exercisable because of the holding period requirement, subject to the limitation that in no event shall incentive stock options under this and all other option plans of the Company having an aggregate fair market value in excess of $100,000 at the dates of grant become exercisable by an optionee for the first time during a calendar year. The exercise price for options granted under the 2011 Option Plan is equal to 100% of the fair market value on the date the option is granted. The option grant price is determined by averaging the high and low sales prices for the Company’s Common Stock for the day prior to the option grant date as reported by the NASDAQ Global Market. If one of the events described in (a), (b) or (c) above had occurred as of December 31, 2015, all of the stock options shown in the "Number of Securities Underlying Unexercised Options/Unexercisable" column of the Outstanding Equity Awards at Fiscal Year End 2015 table would have vested immediately.
On February 10, 2015, the Board amended the 2011 Option Plan to allow former employees who cease to be employees of the Company as a result of normal retirement, early retirement or disability retirement, to exercise any outstanding options at any time after the date on which he or she ceased to be an employee, but not later than the end of the fixed term of the option and no earlier than one year from the date the option was granted. In the case of death, the option may be exercised by his or her estate, a person who acquired the right to exercise the option by bequest or inheritance, or his or her attorney-in-fact, as appropriate, at any time after his or her death, but not later than the end of the fixed term of the option. Otherwise, options can only be exercised by an employee who has been in the continuous employment of the Company since the date the option was granted. Options granted under the 2011 Options Plan to an employee shall not be transferable by him except by will or the laws of descent and distribution.
At March 7, 2016, there were a total of 174,651 shares underlying outstanding options and 127,377 shares underlying exercisable options under all option plans. There were 152,028 shares available for grant under the 2011 Option Plan as of March 7, 2016.
Stock Awards Plan
The 2015 Stock Awards Plan, approved by shareholders at the 2015 Annual Meeting of Shareholders, authorizes the issuance of up to 250,000 shares which can be awarded for a period of ten years from the effective date of the plan. Stock awards vest in 20% increments annually, beginning one year after the date of grant. In order for the awards to vest, the employee must be in the continuous employment of the Company or a subsidiary since the date of the awards, except as the result of an employee's retirement (minimum age of 62), death or permanent disability, upon which event any portion of a stock award that has not vested with the Company will become 100% vested. Otherwise, any portion of a stock award that has not vested prior to the termination of an employee's employment with the Company for any other reason shall be automatically cancelled. Vesting of the total number of unvested shares will occur in the event that there is either (i) the acquisition of more than 50% of the outstanding voting securities of the Company or a subsidiary or division of the Company in which the employee is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than 50% in value of the assets of the Company over any consecutive 12-month period of time. At March 7, 2016, 50,062 awards have been granted under the 2015 Stock Awards Plan.
The 2005 Stock Awards Plan, approved by shareholders at the 2005 Annual Meeting of Shareholders, and amended by the Board of Directors effective at its February 2008 and November 2014 meetings, authorized the issuance of up to 300,000 shares which could be awarded for a period of ten years from the effective date of the plan. The 2005 Stock Awards Plan expired on February 3, 2015 at which time no further grants could be awarded. There are outstanding awards under this Plan that will vest over the next four years. Stock awards vest in 20% increments annually, beginning one year after the date of grant. In order for the awards to vest, the employee must be in the continuous employment of the Company or a subsidiary since the date of the awards, except as the result of an employee's retirement (minimum age of 62), death or permanent disability, in which case any portion of a stock award that has not vested with the Company will become 100% vested. Otherwise, any portion of a stock award that has not vested prior to the termination of an employee's employment with the Company for any other reason shall be automatically cancelled. Vesting of up to 100% of the total number of unvested shares will occur in the event that there is either (i) the acquisition of more than 50% of the outstanding voting securities of the Company or a subsidiary or division of the Company in which the employee is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than 50% in value of the assets of the Company over any consecutive 12-month period of time. The Company may also terminate any portion of an award that has not vested upon an employee’s failure to comply with all conditions of the award or the plan. If one of the events described in (i) or (ii) above had occurred as of December 31, 2015, 100% of the restricted shares shown in the "Number of Shares or Units That Have Not Vested" column of the Outstanding Equity Awards at Fiscal Year End 2015 table would have vested immediately.
Shares relating to awards that have not yet vested are reserved for issuance by the Company and an employee is not entitled to any voting or dividend rights with respect to any such shares. Share awards that have not vested are not transferable.
Retirement Plans
401(k)/ESOP Plan
The Company sponsors a 401(k)/ESOP Plan. All employees (except those employees who are entitled to participate in union-sponsored plans) who are 21 years or older are automatically enrolled at a pre-determined percentage following 60 days of full-time employment with the Company or any subsidiary. Employees may choose to opt out or elect to change the default deferral rate. Employees are eligible to receive a matching contribution in the month following their one-year anniversary.
Employees are permitted to contribute up to 100% of earnings not to exceed a dollar amount set by the Internal Revenue Service through payroll deduction on a pre-tax basis or after-tax basis through the Roth 401(k). Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. The employee can invest his contribution in any of the investment funds offered; however, employee contributions cannot be invested in Company's Common Stock.
Prior to January 1, 2016, all Company contributions were invested in Company stock. Effective January 1, 2016, Company contributions are invested in accordance with their elections for employee contributions, and the ESOP portion of the Plan is frozen. For each plan year, the Company contributes on behalf of each eligible participant a discretionary matching contribution equal to a percentage determined annually by the Board of Directors.
For 2015 and 2016, the maximum matching contribution was 4%. The matching contribution is allocated within 15 days of each pay period. In addition to the matching contribution, the Company may make a discretionary contribution which shall be distributed to all eligible participants regardless of whether they contribute to the 401(k)/ESOP Plan. No discretionary contributions have been made to the 401(k)/ESOP Plan.
Distributions are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reason of proven financial hardship as defined according to Internal Revenue Service guidelines. The 401(k)/ESOP Plan provides for payment of the participant’s account balance upon death, disability or retirement in the form of cash or shares of the Company's Common Stock or both. If employment terminates for reasons other than retirement, disability or death (e.g. resignation or termination by the Company), any discretionary portion of a participant’s account balance will vest as follows: less than three years’ service - 0% vested; three or more years - 100% vested.
Unvested amounts are forfeited and allocated to participants eligible to participate for a plan year. The 401(k)/ESOP Plan permits rollovers from qualified plans at the discretion of the Company. The 401(k)/ESOP Plan is permitted to borrow money to purchase shares of the Company's Common Stock. All shares of the Company's Common Stock acquired by the 401(k)/ESOP Plan with the proceeds of a loan are maintained in a suspense account and is withdrawn and allocated to participant’s accounts as the loan is paid. As a participant in the 401(k)/ESOP Plan, any employee may direct the trustee to vote shares allocated to his or her account in accordance with the employee's wishes.
All 401(k)/ESOP Plan assets are held by an independent trustee. The trustee invests all assets and makes payment of 401(k)/ESOP Plan benefits. The 401(k)/ESOP Plan is managed and administered by an independent administrator and a Pension Committee comprised of the corporate officers of the Company. Expenses incurred for the administration of the 401(k)/ESOP Plan are paid by the Company. The 401(k)/ESOP Plan reserves to the Board of Directors of the Company the right to amend the 401(k)/ESOP Plan in any manner or terminate the 401(k)/ESOP Plan at any time. The 401(k)/ESOP Plan may be amended to preserve the qualification of the 401(k)/ESOP Plan under the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time. For 2015, the Company’s total matching contribution was $553,750.

COMPENSATION COMMITTEE REPORT
The Compensation & Long-Term Incentive Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Further, the Compensation & Long-Term Incentive Committee considered and took into account the 2015 shareholder vote on executive compensation. Based on the review and discussion, the Compensation & Long-Term Incentive Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" be included in our 2015 Annual Report on Form 10-K and in this Proxy Statement.
The Compensation & Long-Term Incentive Committee
Henry L. Guy, Chair
Amy J. Michtich
James W. Terry, Jr.

PROPOSAL 2 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), our shareholders are being asked to approve, in an advisory non-binding resolution, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal is our "say on pay" proposal. It gives you the opportunity to let us know how you view the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement - our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the NEOs.
Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation arrangements. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Corporate Governance - Shareholder Communications with Directors."
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
"RESOLVED, that the shareholders of Synalloy Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Company’s 2016 Proxy Statement."
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote "FOR" Proposal 2 to approve, on an advisory non-binding basis, the compensation of our named executive officers. The enclosed form of proxy provides a means for you to vote "For," "Against" or to "Abstain" on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the aggregate fees billed by KPMG, LLP and Dixon Hughes Goodman LLP for audit services rendered in connection with the consolidated financial statements and reports for the fiscal years ended December 31, 2015 (referred to as "fiscal 2015") and January 3, 2015 ("referred to as "fiscal 2014") and for other services rendered during fiscal years 2015 and 2014, on behalf of the Company and its subsidiaries, which have been billed or will be billed to the Company.

Fee Category	Fiscal 2015	% of Total	Fiscal 2014	% of Total
Audit Fees
Audit Fees	$979,500	99%	$508,250	62%

Audit Related Fees	1,050	—%	231,604	31%

Tax Fees
Tax Compliance/Preparation	6,675	1%	35,000	5%
Other Tax Services	—	—%	13,720	2%

All Other Fees	—	—%	—	—%

Total Fees	$987,225	100%	$788,574	100%
Audit Fees: Audit fees include fees and out-of-pocket expenses billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. Audit Fees also include fees for the audit of the Company’s internal controls related to Sarbanes-Oxley Section 404 compliance based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). For 2015, the Company changed auditors during the third quarter. Audit fees reflect KPMG, LLP's costs for the 2015 audit. Dixon Hughes Goodman's fees include quarterly reviews for the first two quarters of 2015, shelf registration review, assistance with the SEC comment letter and transition costs associated with the change in auditors. For 2014, audit fees include fees and out-of-pocket expenses for incremental audit work related to the disposals and discontinued operations accounting for BristolFab and Ram-Fab in addition to audit work related to the Specialty acquisition.
Audit Related Fees: In 2015, audit related fees include transition costs associated with the Company's 401(k)/ESOP audit. In 2014, they include fees and out-of-pocket expenses for the audit of the Company’s 401(k)/ESOP and fees associated with the required audits of pre-acquisition financial results of Specialty Pipe & Tube, Inc.
Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. In 2015, neither KPMG, LLP nor Dixon Hughes Goodman performed tax compliance/preparation services. In 2014, tax compliance/preparation includes fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
In making its decision to appoint KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, the Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of KPMG, LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by the independent registered public accounting firm, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full committee at its next scheduled meeting. During fiscal 2015, all audit and permitted non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2015. The Audit Committee has discussed with the Company’s independent auditors, KPMG, LLP, the matters required to be discussed by Auditing Standard No. 16, Communicating with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from KPMG, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG, LLP, its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
The Audit Committee
Anthony A. Callander, Chair
Henry L. Guy
James W. Terry, Jr.
Vincent W. White

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Effective August 11, 2015, Dixon Hughes Goodman LLP ("DHG") was dismissed as the Company's independent registered public accounting firm, following the filing of the Company's second quarter Form 10-Q. This change was a result of a competitive bidding process involving several accounting firms.
The reports of DHG on the Company's consolidated financial statements for the fiscal years ended January 3, 2015 and December 28, 2013 did not contain any adverse opinion or disclaimer opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the Company's fiscal years ended January 3, 2015 and December 28, 2013, and the subsequent interim period through August 5, 2015, there was one reportable event that rose to the level of a "disagreement" (as that term is interpreted in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions) and a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). As disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2015, management concluded that the Company did not maintain effective internal control over financial reporting as of January 3, 2015 as a result of a material weakness described in Item 9A in our Annual Report on Form 10-K for the year ended January 3, 2015, which disclosure is incorporated herein by reference. DHG issued an adverse opinion on the effectiveness of internal controls over financial reporting as of January 3, 2015 as a result of this material weakness. In addition, DHG reported to the Audit Committee that a disagreement with management arose during the course of the audit related to the Specialty acquisition, primarily the value management initially assigned to Specialty's customer list intangible asset. The Audit Committee and the Company's management discussed the subject matter of the disagreement with DHG, and the disagreement was resolved to DHG's satisfaction in regard to the consolidated financial statements and its report thereon.
Effective August 11, 2015, the Company engaged KPMG LLP ("KPMG") as the Company's new independent registered accounting firm. The decision to engage KPMG as the new independent registered accounting firm was approved by the Company's Board of Directors on August 5, 2015.
During the Company's fiscal years ended January 3, 2015 and December 28, 2013 and through the subsequent interim period through August 5, 2015, neither the Company, nor anyone on its behalf, consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement (as that term in interpreted in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and has recommended, and our Board has approved, their inclusion therein. For additional information, see "Audit Committee Report."

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although Delaware law does not require shareholder ratification to proceed with the appointment, our Audit Committee and our Board are requesting that our shareholders ratify the appointment of KPMG, LLP as our independent registered public accounting firm for fiscal year 2016. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the appointment, our Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain KPMG, LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders or the Company. Representatives of KPMG, LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they so desire, and to respond to appropriate questions with respect to that firm’s audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2015.
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote "FOR" Proposal 3 to ratify our Audit Committee’s appointment of KPMG, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016. The enclosed form of proxy provides a means for you to vote "For," "Against" or to "Abstain" on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.
SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
Any shareholder proposal to be included in the proxy materials for the 2017 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the SEC and received by the Company at its principal executive offices, 4510 Cox Road, Suite 201, Richmond VA 23060, no later than December 6, 2016. In order for a shareholder to bring any business or nominations before the 2017 Annual Meeting of Shareholders, certain conditions set forth in the Company’s Bylaws must be complied with, including but not limited to, the delivery of a notice to the Secretary of the Company not less than 30 nor more than 60 days in advance of the 2017 Annual Meeting which is tentatively scheduled on May 4, 2017. With respect to any shareholder proposal not received by the Company by March 5, 2017, the designated proxy agents will vote on the proposal in their discretion.
REFERENCES TO OUR WEBSITE ADDRESS
References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or the NASDAQ Rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.
INCORPORATION BY REFERENCE
The "Audit Committee Report" is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Cheryl C. Carter
Secretary

SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k)/ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k)/ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors

The Board of Directors recommends you vote FOR the following:	For All ___	Withhold All ___	For All Except ___	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ____________________________________
Nominees
01) Craig C. Bram 02) Anthony A. Callander 03) Susan S. Gayner 04) Henry L. Guy 05) Amy J. Michtich 06) James W. Terry, Jr. 07) Vincent W. White 08) Murray H. Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory vote on the compensation of our named executive officers	For ___	Against ___	Abstain ___
3. The ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for 2016	For ___	Against ___	Abstain ___
NOTE: And in the discretion of such proxy agents, upon such other business as may properly come before the meeting or any adjournment thereof, and matters incidental to the conduct of the meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

____________________________________________________	_______________	____________________________________________________	_______________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

SYNALLOY CORPORATION
Annual Meeting of Shareholders
May 5, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Cheryl C. Carter and Dennis M. Loughran, or either of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held at the Richmond Marriott Short Pump in the Innsbrook Room, 4240 Dominion Boulevard, Richmond, VA 23060, on Thursday, May 5, 2016 at 10:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting.

The proxies will vote on the items set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card, and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposal.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of all the director nominees in Proposal 1; FOR Proposal 2 - approval, on an advisory basis, of the compensation of our named executive officers; and FOR Proposal 3 - the ratification of our independent registered public accounting firm.

Continued and to be signed on reverse side